Exhibit 2.2

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE



- - - - - - - - - - - - - - - - - - - - - x
                                          :
In re:                                    : Case No. 03-13744 (MFW)
                                          : (Jointly Administered)
AURORA FOODS INC.,                        :       Chapter 11
         et al.,                          :
                                          :
                           Debtors.       :
                                          :
- - - - - - - - - - - - - - - - - - - - - x

                   FIRST AMENDED JOINT REORGANIZATION PLAN OF
                   AURORA FOODS INC. AND SEA COAST FOODS, INC.




                                            J. Gregory Milmoe
                                            Sally McDonald Henry
                                            SKADDEN, ARPS, SLATE, MEAGHER
                                              & FLOM LLP
                                            Four Times Square
                                            New York, New York 10036
                                            (212) 735-3000

                                            - and -

                                            Eric M. Davis (I.D. No. 3621)
                                            Robert A. Weber (I.D. No. 4013)
                                            One Rodney Square
                                            P.O. Box 636
                                            Wilmington, Delaware 19899
                                            (302) 651-3000

                                            Attorneys for Debtors and
                                            Debtors in Possession


Dated:   Wilmington, Delaware
         January 9, 2004

                                TABLE OF CONTENTS


INTRODUCTION.................................................................1


                                    ARTICLE I

DEFINED TERMS AND RULES OF INTERPRETATION....................................2



                                   ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS......................................10
     2.1      Unclassified Claims...........................................10
     2.2      Unimpaired Classes of Claims..................................10
     2.3      Impaired Classes of Claims....................................11
     2.4      Impaired Classes of Interests and Subordinated Claims.........11


                                   ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS...........................................11
     3.1      Unclassified Claims...........................................11
     3.2      Unimpaired Classes of Claims..................................12
     3.3      Impaired Classes of Claims....................................13
     3.4      Impaired Classes of Interests and Subordinated Claims.........13
     3.5      Special Provision Regarding Claims............................13


                                   ARTICLE IV

ACCEPTANCE OR REJECTION OF THE PLAN.........................................14
     4.1      Impaired Classes of Claims Entitled to Vote...................14
     4.2      Acceptance by an Impaired Class...............................14
     4.3      Presumed Acceptances by Unimpaired Classes....................14
     4.4      Classes Deemed to Reject Plan.................................14
     4.5      Summary of Classes Voting on the Plan.........................14
     4.6      Cramdown......................................................14


                                    ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN........................................14
     5.1      General Features of the Plan..................................14
     5.2      Substantive Consolidation for Purposes of Treating
              Impaired Claims...............................................14
     5.3      Cancellation of Notes, Instruments, Debentures, Preferred
              Stock and Common Stock........................................15
     5.4      Cancellation of Liens.........................................15
     5.5      Revesting of Assets. .........................................15
     5.6      Post-Effective Date Fees and Expenses.........................15
     5.7      Merger Agreement..............................................16
     5.8      Corporate Actions.............................................16


                                        i
     5.9      Sources of Cash for Plan Distributions........................16


                                   ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS..........................................16
     6.1      Distributions for Claims Allowed as of the Effective Date.....16
     6.2      Special Provisions Applicable to Distributions in Respect
              of Allowed Class 6 Claims; Delivery of Instruments............16
     6.3      Interest on Claims............................................17
     6.4      Distributions by Reorganized Debtors..........................17
     6.5      Delivery of Distributions and Undeliverable or Unclaimed
              Distributions.................................................17
     6.6      Record Date for Distributions.................................18
     6.7      Allocation of Plan Distributions Between Principal and
              Interest......................................................18
     6.8      Means of Cash Payment.........................................18
     6.9      Withholding and Reporting Requirements........................18
     6.10     Setoffs.......................................................18
     6.11     Surrender of Canceled Instruments of Securities...............19
     6.12     Lost, Stolen, Mutilated or Destroyed Debt Securities..........19
     6.13     Tax Effects.  ................................................19


                                   ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.......................20

     7.1      Assumption of Executory Contracts and Unexpired Leases........20
     7.2      Claims Based on Rejection of Unexpired Leases.................20
     7.3      Cure of Defaults of Assumed Executory Contracts and
              Unexpired Leases..............................................20
     7.4      Indemnification of Directors, Officers and Employees..........20
     7.5      Compensation and Benefit Programs.............................20


                                  ARTICLE VIII

PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS.......21
     8.1      Prosecution of Objections.....................................21
     8.2      No Distributions Pending Allowance............................21


                                   ARTICLE IX

CONFIRMATION AND CONSUMMATION OF THE PLAN...................................21
     9.1      Conditions to Confirmation....................................21
     9.2      Conditions to Effective Date..................................22
     9.3      Waiver of Conditions..........................................22
     9.4      Consequences of Non-Occurrence of Effective Date..............22


                                    ARTICLE X

EFFECT OF PLAN CONFIRMATION.................................................23
     10.1     Binding Effect................................................23


                                       ii
     10.2     Releases......................................................23
     10.3     Discharge of Claims and Termination of Interests..............23
     10.4     Preservation of Rights of Action; Settlement of
              Litigation Claims.............................................23
     10.5     Exculpation and Limitation of Liability.......................24
     10.6     Term of Bankruptcy Injunction or Stays........................24
     10.7     Termination of Subordination Rights and Settlement of
              Related Claims................................................24


                                   ARTICLE XI

RETENTION OF JURISDICTION...................................................24


                                   ARTICLE XII

MISCELLANEOUS PROVISIONS....................................................26
     12.1     Effectuating Documents and Further Transactions...............26
     12.2     Corporate Action..............................................26
     12.3     Exemption from Transfer Taxes.................................26
     12.4     Bar Dates for Administrative Claims...........................26
     12.5     Payment of Statutory Fees.....................................27
     12.6     Amendment or Modification of the Plan.........................27
     12.7     Severability of Plan Provisions...............................27
     12.8     Successors and Assigns........................................27
     12.9     Revocation, Withdrawal or Non-Consummation....................27
     12.10    Section 1125(e) of the Bankruptcy Code........................27
     12.11    Notice........................................................28
     12.12    Governing Law.................................................28
     12.13    Tax Reporting and Compliance..................................28
     12.14    Exhibits and Supplements......................................28
     12.15    Filing of Additional Documents................................28

                                    EXHIBITS

EXHIBIT A         Agreement and Plan of Reorganization and Merger, dated as of
                  November 25, 2003, between Aurora Foods Inc. and Crunch
                  Equity Holding LLC

EXHIBIT B         Bondholder Trust Agreement [to be provided as part of the
                  Plan Supplement]

EXHIBIT C         Amended and Restated Operating Agreement of CEH LLC

EXHIBIT D         Amended and Restated Members Agreement of CEH LLC

EXHIBIT E         Registration Rights Agreement between Crunch Holding and
                  the members of CEH LLC

EXHIBIT F         Bondholder Trust Indemnity Agreement

                                  INTRODUCTION

         Aurora Foods Inc. and Sea Coast Foods, Inc. propose the following first amended joint reorganization plan for the resolution of the outstanding Claims against and Interests in the Debtors (as such terms are defined herein). Reference is made to the Disclosure Statement (as such term is defined herein), distributed contemporaneously herewith, for a discussion of the Debtors' history, businesses, properties and operations, projections for those operations, risk factors, a summary and analysis of this Plan (as such term is defined herein) and certain related matters including, among other things, the securities to be issued under this Plan. Subject to certain restrictions and requirements set forth in 11 U.S.C.ss.1127 and Fed. R. Bankr.
P. 3019 and the Merger Agreement (as such term is defined herein), the Debtors reserve the right to alter, amend or withdraw this Plan before its substantial consummation.

                                    ARTICLE I

                    DEFINED TERMS AND RULES OF INTERPRETATION

         Defined Terms. As used herein, capitalized terms shall have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

         1.1 Administrative Claim means a Claim for costs and expenses of administration of the Chapter 11 Cases Allowed under section 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors' Estates and operating the businesses of the Debtors (such as wages, salaries and commissions for services and payments for inventory, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Petition Date); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under section 330, 331, or 503(b) of the Bankruptcy Code to the extent incurred before the Effective Date; (c) all fees and charges assessed against the Debtors' Estates under section 1930, chapter 123, of title 28, United States Code; and (d) Claims under the DIP Facility.

         1.2 Allowed means, with respect to a Claim, an Allowed Claim in a particular Class or category specified.

         1.3 Allowed Claim means a Claim (a) as to which no objection or request for estimation has been Filed; (b) as to which any objection has been settled, waived, withdrawn or denied by a Final Order; or (c) that is Allowed
(i) by a Final Order, (ii) by an agreement between the Holder of such Claim and the Debtors or Reorganized Debtors or (iii) under the terms of this Plan.

The term "Allowed Claim" shall not, for purposes of computing distributions under this Plan, include interest on such Claim from and after the Petition Date, except as provided in section 506(b) of the Bankruptcy Code or as otherwise expressly set forth in this Plan.

         1.4 Allowed ... Claim means an Allowed Claim of the type described.

         1.5 Amended Certificate of Incorporation and By-Laws means the amended certificate of incorporation and by-laws of Reorganized Aurora in substantially the form included in the Plan Supplement.

         1.6 Aurora means Aurora Foods Inc., a Delaware corporation, debtor in possession in these Chapter 11 Cases pending in the Bankruptcy Court.

         1.7 Ballot means each of the ballot forms distributed to each Holder of a Sub Debt Claim on which the Holder is to indicate acceptance or rejection of this Plan.

         1.8 Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended.

         1.9 Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, or if such court ceases to exercise jurisdiction over these Chapter 11 Cases, such other court that exercises jurisdiction over the Chapter 11 Cases.

         1.10 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended and applicable to the Chapter 11 Cases.

         1.11 Bondholder has the meaning set forth in section 14.1 of the Merger Agreement.

         1.12 Bondholder Trust means a Delaware Business Trust that will hold up to __% of the equity interests in CEH LLC, as more fully described in the Merger Agreement.

         1.13 Bondholder Trust Interests has the meaning set forth in section
14.1 of the Merger Agreement.

         1.14 Business Day means any day, other than a Saturday, Sunday, or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

         1.15 Cash Election has the meaning set forth in Section 2.1(a) of the Merger Agreement.

         1.16 Cash means legal tender of the United States of America and equivalents thereof.

         1.17 CDM means C. Dean Metropoulos and Co.

         1.18 CEH LLC means Crunch Equity Holding, LLC.

         1.19 CEH LLC Members Agreement has the meaning set forth in section
14.1 of the Merger Agreement.

         1.20 CEH LLC Operating Agreement has the meaning set forth in section
14.1 of the Merger Agreement.

         1.21 Chase means JPMorgan Chase Bank (f/n/a The Chase Manhattan
Bank), a New York banking corporation.

         1.22 Chapter 11 Cases means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court and (b) when used with reference to both Debtors, the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

         1.23 Claim has the meaning set forth in Bankruptcy Code section
101(5).

         1.24 Class A Units has the meaning set forth in section 14.1 of the Merger Agreement.

         1.25 Closing means the Closing as defined in the Merger Agreement.

         1.26 Collar Transaction means that certain interest rate collar agreement, dated as of May 1, 2000, between Aurora and Chase, Chase reference number A429549A-B-A429551 / 52519702-03-04, and any documents or agreements related thereto, including, without limitation, that certain Swap Master Agreement dated as of August 20, 1996 and supplemented from time to time between Chase and Aurora, and any confirmations issued thereunder.

         1.27 Committee means any official committee of unsecured creditors appointed in the Debtors' Chapter 11 Cases pursuant to Section 1102 of the Bankruptcy Code.

         1.28 Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

         1.29 Confirmation Hearing means the hearing held by the Bankruptcy Court under section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

         1.30 Confirmation Order means the order of the Bankruptcy Court confirming this Plan under section 1129 of the Bankruptcy Code.

         1.31 Debtor(s) means, individually, Aurora or Sea Coast and, together, both of the above- captioned debtors and debtors in possession.

         1.32 DIP Facility means the $50 million debtor in possession credit facility to be entered into by Aurora and Sea Coast, as co-borrowers, and the DIP Lenders (as amended, supplemented or otherwise modified from time to time).

         1.33 DIP Lenders means those entities identified as "Lenders" under the DIP Facility and their respective successors and assigns.

         1.34 Disbursing Agent means the Reorganized Debtors, or any party designated by the Reorganized Debtors, to serve as disbursing agent under this Plan.

         1.35 Disclosure Statement means that certain amended disclosure statement (including all exhibits and schedules thereto) dated January 9, 2004, relating to this Plan, as approved by order of the Bankruptcy Court dated January 9, 2004.

         1.36 Disputed Claim means any Claim as to which the Debtors have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any Claim otherwise disputed by the Debtors in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order.

         1.37 Distribution Date means the Effective Date, or as soon as practicable thereafter.

         1.38 Distribution Record Date means the Confirmation Date or such other date as may be established by the Confirmation Order.

         1.39 Effective Date means the Business Day on which this Plan becomes effective as provided in Article IX hereof.

         1.40 Election Form has the meaning set forth in section 14.1 of the Merger Agreement.

         1.41 Equity Commitment Letter has the meaning set forth in section
14.1 of the Merger Agreement.

         1.42 Equity Election has the meaning set forth in section 2.1(a) of the Merger Agreement.

         1.43 Equity Election Shortfall has the meaning set forth in section 2.1(d) of the Merger Agreement.

         1.44 Exchange Agent has the meaning set forth in Section 14.1 of the Merger Agreement and shall initially be the Indenture Trustee.

         1.45 Estate(s) means, individually, the estate of Aurora or Sea Coast and, collectively, the estates of all of the Debtors created under section
541 of the Bankruptcy Code.

         1.46 Exhibit means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement.

         1.47 File, Filed, or Filing means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

         1.48 Final Order means an order of the Bankruptcy Court as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors or, in the event that an appeal, writ of certiorari or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been deter mined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be Filed with respect to such order shall not preclude such order from being a Final Order.

         1.49 High Yield Offering has the meaning set forth in Section 8.6 of the Merger Agreement.

         1.50 Holder means an entity holding a Claim or Interest and, with respect to Sub Debt Claims, the beneficial holder as of the Record Date or any authorized agent of such holder.

         1.51 Holder Representative has the meaning set forth in section 2.1(a) of the Merger Agreement.

         1.52 Holding means Crunch Holding Corp., a Delaware corporation and a subsidiary of CEH LLC.

         1.53 Impaired means, when used in reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

         1.54 Indemnity Agreement has the meaning set forth in section 14.1 of the Merger Agreement.

         1.55 Indenture Trustee means, collectively, the respective Trustee as defined in each of the indentures relating to the Sub Debt.

         1.56 Intercompany Claim means (a) any account reflecting intercompany book entries by one Debtor with respect to the other Debtor or (b) any Claim that is not reflected in such book entries and is held by one Debtor against the other Debtor.

         1.57 Interest means the legal, equitable, contractual and other rights of the Holders of Old Equity, including the rights of any entity to purchase or demand the issuance of any class or series of Old Equity or any other equity security of either Debtor, including (a) conversion, exchange, voting, participation and dividend rights; (b) liquidation preferences; (c) stock options, warrants and put rights; and (d) share-appreciation rights.

         1.58 JPMP means J.P. Morgan Partners, LLC.

         1.59 JWC means J.W. Childs Equity Partners III, L.P.

         1.60 Lien has the meaning given to such term in Section 101(37) of the Bankruptcy Code; except that a lien that has been avoided in accordance with Section 544, 545, 546, 547, 548 or 549 of the Bankruptcy Code shall not constitute a Lien.

         1.61 Litigation Claims means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or Estate may hold against any person.

         1.62 Master Ballot means the ballot distributed to Holder Representatives to compile the votes of the beneficial Holders of the Sub Debt Claims.

         1.63 Mergco means the entity formed by the merger of Reorganized Aurora and Pinnacle Foods under the Merger Agreement.

         1.64 Mergco Stock means the common stock of Mergco.

         1.65 Merger Agreement means the Agreement and Plan of Reorganization and Merger, dated as of November 25, 2003, by and between Aurora and CEH LLC, in the form of Exhibit A to this Plan, as it may be amended.

         1.66 New Equity Investors means CDM, JPMP, and JWC.

         1.67 New Securities means the Mergco Stock, the Class A Units and the Bondholder Trust Interests, together with any warrant, option, right to subscribe or conversion privilege with respect thereto.

         1.68 Non-Tax Priority Claim means a Claim, other than a tax claim which is an Administra tive Claim or Priority Tax Claim, that is entitled to priority in payment under section 507(a) of the Bankruptcy Code.

         1.69 Noteholders' Committee means the informal committee of Sub Debt holders, constituted prior to the Petition Date.

         1.70 Old Common Stock means the common stock, par value $0.01 per share, of Aurora outstanding immediately before the Petition Date, including treasury stock and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such common stock.

         1.71 Old Equity means, collectively, the Old Common Stock and the Old Preferred Stock.

         1.72 Old Preferred Stock means the preferred stock, par value $0.01 per share, of Aurora outstanding immediately before the Petition Date, including treasury stock and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such preferred stock.

         1.73 Other Secured Claim means a Claim (other than a Claim under the DIP Facility or Prepetition Lender Claim) that is secured by a lien on property in which a Debtor's Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, including, but not limited to, any Claims arising under the Receivables Facility, the Collar Transaction and any liens granted to vendors by the Debtors, to the extent of the value of the Claim holder's interest in the applicable Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined under section 506(a) of the Bankruptcy Code or, in the case of the setoff, under section 553 of the Bankruptcy Code.

         1.74 Person means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, governmental unit, or other entity of whatever nature.

         1.75 Petition Date means the date on which the Debtors File their petitions for relief commencing the Chapter 11 Cases.

         1.76 Pinnacle Foods means Pinnacle Foods Holding Corporation, a Delaware corporation.

         1.77 Pinnacle Senior Credit Facility has the meaning set forth in
Section 14.1 of the Merger Agreement.

         1.78 Plan means this first amended chapter 11 reorganization plan, including the Exhibits and Plan Supplement and all supplements, appendices and schedules thereto, either in its present form or as the same may be amended, supplemented or modified from time to time.

         1.79 Plan Supplement means the documents to be filed as a supplement to this Plan.

         1.80 Plan Voting Date means the date set by the Bankruptcy Court by which all Ballots for acceptance and rejection of this Plan must be received.

         1.81 Prepetition Agent means the administrative agent under the Prepetition Credit Agreement.

         1.82 Prepetition Credit Agreement means the Fifth Amended and Restated Credit Agreement, dated as of November 1, 1999, as amended, supplemented or modified, among Aurora, the lenders listed therein, Chase, as administrative agent, and certain other agents and all documents (including without limitation any security agreements or guarantees) related thereto.

         1.83 Prepetition Lender Claims means all "Obligations" as defined in the Prepetition Credit Agreement owing to the Prepetition Lenders under the Prepetition Credit Agreement, which Claims shall be deemed Allowed under this Plan in the aggregate principal amount of not less than $655,684,423.03, plus postpetition interest fees, expenses and other charges (including, without limitation, the Excess Leverage and Asset Sale Fee to the extent provided for in the "Amendment and Forbearance" dated as of October 13, 2003 to the Prepetition Credit Agreement) as provided in the Prepetition Credit Agreement, together with all obligations owed to Chase or any Prepetition Lender in respect of any letter of credit issued pursuant to the Prepetition Credit Agreement, whether drawn or undrawn, which has not expired or been cancelled prior to the Confirma tion Date and together with the obligations owed to Chase in connection with the Collar Transaction.

         1.84 Prepetition Lenders means the entities identified as "Lenders" under the Prepetition Credit Agreement and their respective successors and assigns.

         1.85 Prepetition Senior Secured Notes means the senior secured notes issued under the Prepetition Credit Agreement.

         1.86 Prepetition Senior Unsecured Note Claims means Claims arising from or related to the Prepetition Senior Unsecured Notes, which Claims shall be deemed Allowed under this Plan in the aggregate amount of $23.1 million.

         1.87 Prepetition Senior Unsecured Notes means the 12% Senior Unsecured Notes of Aurora, dated June 27, 2002 and July 2, 2002, respectively, and due October 1, 2006, in aggregate principal face amount of $25 million.

         1.88 Priority Tax Claim means a Claim of a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

         1.89 Professional means (a) any professional employed in the Chapter 11 Cases under section 327 or 1103 of the Bankruptcy Code or otherwise and (b) any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases under section 503(b)(4) of the Bankruptcy Code.

         1.90 Professional Fees means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses or other charges, and expenses incurred after the Petition Date and before and including the Effective Date.

         1.91 Record Date has the meaning set forth in Section 2.1(a) of the Merger Agreement.

         1.92 Receivables Facility means the Receivables Facility, dated as of April 19, 2000, as amended, between Aurora and Chase and all documents related thereto.

         1.93 Reorganized Debtors means Mergco and Sea Coast, after giving effect to the Restructuring Transaction, on or after the Effective Date.

         1.94 Reorganized Aurora means Mergco, on or after the Effective Date, after giving effect to the Restructuring Transaction and transactions contemplated at the Closing of the Merger Agreement.

         1.95 Restructuring Transaction has the meaning set forth in Section
14.1 of the Merger Agreement.

         1.96 Sea Coast means Sea Coast Foods, Inc., a Washington corporation, debtor in possession in these Chapter 11 Cases pending in the Bankruptcy Court.

         1.97 Secured Claim means any Claim of any Person that is secured by a Lien on property in which any Debtor or any Estate has an interest (a) to the extent of the value of such Person's interest in such Debtor's or such Estate's interest in the property, determined pursuant to Section 506(a) of the Bankruptcy Code or (b) subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the amount subject to setoff.

         1.98 Schedules means the schedules of assets and liabilities, the list of Holders of Interests and the statements of financial affairs, if any, Filed by the Debtors under Section 521 of the Bankruptcy Code and Bankruptcy Rules, as such schedules have been or may be further amended, supplemented or modified in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

         1.99 Securities Act means the Securities Act of 1933, Sections 77c-77aa, of title 15, United States Code, as now in effect or hereafter amended.

         1.100 St. Louis Leases has the meaning set forth in Section 14.1 of the Merger Agreement.

         1.101 Sub Debt means, collectively, Aurora's 9 7/8% Senior Subordinated Notes due 2007, Aurora's 9 7/8% Series C Senior Subordinated Notes due 2007 and Aurora's 8 3/4% Senior Subordinated Notes due 2008.

         1.102 Sub Debt Cash Consideration has the meaning set forth in the
Section 3.6 of the Merger Agreement.

         1.103 Sub Debt Claims means Claims arising from or related to the Sub Debt.

         1.104 Sub Debt Equity Consideration has the meaning set forth in
Section 3.6 of the Merger Agreement.

         1.105 Sub Debt Group means, collectively, the members of the Noteholders' Committee, the members of the Committee (if appointed) and the Indenture Trustee.

         1.106 Subordinated Claims means any Claim that is subordinated under
Section 510(b) or 510(c) of the Bankruptcy Code and shall include any Claim arising from the rescission of a purchase or sale of any Old Equity, any Claim for damages arising from the purchase or sale of Old Equity or any Claim for reimbursement, contribution or indemnification on account of any such Claim.

         1.107 Subscription Right means a Cash-Out Subscription Right or a Make-Up Subscription Right (in each case as defined in Section 2.2(b) of the Merger Agreement).

                1.108 Substantive Consolidation Order means the order, or provision of the Confirmation Order, substantively consolidating the Chapter 11 Cases for limited purposes, as provided in Section 5.2 of this Plan.

         1.109 Trust Accession Instrument has the meaning set forth in Section
14.1 of the Merger Agreement.

         1.110 Transaction Document has the meaning set forth in Section 14.1 of the Merger Agreement.

         1.111 Unimpaired Claim means a Claim that is not impaired within the meaning of Section 1124 of the Bankruptcy Code.

         1.112 Unimpaired Unsecured Claim means a Claim that is not an Administrative Claim, Priority Tax Claim, Non-Tax Priority Claim, Other Secured Claim, Prepetition Lender Claim, Prepetition Senior Unsecured Note Claim, Sub Debt Claim or Subordinated Claim.

         1.113 Voting Agent has the meaning set forth in Section 14.1 of the Merger Agreement.

         Rules of Interpretation and Computation of Time. For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified or supplemented under this Plan; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity's successors and assigns; (e) all references in this Plan to Sections, Articles and Schedules are references to Sections, Articles, and Schedules of or to this Plan; (f) the words "herein," "hereunder," and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) whenever the words "include," "includes" or "including" are used in this Plan, they shall be deemed to be followed by the words "without limitation"; (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (i) subject to the provisions of any contract, certificates of incorporation, by-laws, instrument, release or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; (j) the rules of construction set forth in section 102 of the Bankruptcy Code will apply; and
(k) in computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

         Exhibits and Plan Supplements. All Exhibits and documents contained in the Plan Supplement are incorporated into and are a part of this Plan as if set forth in full herein, and, to the extent not annexed hereto, such Exhibits and Plan Supplement shall be Filed with the Bankruptcy Court prior to the hearing on approval of the Disclosure Statement. Holders of Claims and Interests may obtain a copy of the Plan Supple ment from the Clerk of the Bankruptcy Court upon written request to the Debtors. Upon its filing, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court or its designee during normal business hours. The documents contained in the Plan Supplement shall be approved by the Bankruptcy Court under the Confirmation Order.


                                   ARTICLE II

                     CLASSIFICATION OF CLAIMS AND INTERESTS

         All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described below, have not been classified.

         This Plan constitutes a single reorganization plan for the Debtors. A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is also placed in a particular Class for the purpose of receiving distributions under this Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled before the Effective Date.

         2.1 Unclassified Claims (not entitled to vote on the Plan).

             (a) Administrative Claims.

             (b) Priority Tax Claims.

         2.2 Unimpaired Classes of Claims (deemed to have accepted the Plan and, therefore, not entitled to vote on the Plan).

             (a) Class 1: Non-Tax Priority Claims. Class 1 consists of all Non-Tax Priority Claims.

             (b) Class 2: Other Secured Claims. Class 2 consists of all Other Secured Claims.

             (c) Class 3: Unimpaired Unsecured Claims. Class 3 consists of all Unimpaired Unsecured Claims.

             (d) Class 4: Prepetition Lender Claims. Class 4 consists of all Prepetition Lender Claims.

             (e) Class 5: Prepetition Senior Unsecured Note Claims. Class 5 consists of all Prepetition Senior Unsecured Note Claims.

         2.3 Impaired Classes of Claims (entitled to vote on the Plan).

             (a) Class 6: Sub Debt Claims. Class 6 consists of all Sub Debt Claims. Notwithstanding any contrary provision contained in this Plan, the Sub Debt Claims shall be deemed Allowed Class 6 Claims in the aggregate amount of $400,000,000.00, representing the principal amount of the Sub Debt, plus all accrued and unpaid interest on the Sub Debt through December 7, 2003, and such Allowed Class 6 Claims shall not be subject to disallowance, setoff, recoupment or reduction of any kind, including pursuant to Bankruptcy Code
Section 502(d).

         2.4 Impaired Classes of Interests and Subordinated Claims (deemed to have rejected the Plan and, therefore, not entitled to vote on the Plan).

             (a) Class 7: Subordinated Claims. Class 7 consists of all Subordinated Claims.

             (b) Class 8: Old Equity Interests. Class 8 consists of all Interests arising from, under or relating in any way to, the Old Equity.


                                   ARTICLE III

                        TREATMENT OF CLAIMS AND INTERESTS

         3.1 Unclassified Claims.

             (a) Administrative Claims. Subject to the provisions of sections 330(a), 331 and 503(b) of the Bankruptcy Code, each Administrative Claim shall be paid by the Debtors, at their election, (i) in full, in Cash, in such amounts as are incurred in the ordinary course of business by the Debtors, or in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon the later of the Distribution Date or the date upon which there is a Final Order allowing such Administrative Claim, (ii) upon such other terms as may exist in the ordinary course of the Debtors' businesses or (iii) upon such other terms as may be agreed upon between the Holder of such Administrative Claim and the Debtors.


                 (i) Professional Fees. All final requests for compensation or reimbursement of Professional Fee Claims pursuant to sections 327, 328, 330, 331, 503(b), or of 1103 of the Bankruptcy Code for services rendered to the Debtors or the Committee prior to the Effective Date must be filed and served on the Reorganized Debtors and their counsel no later than 90 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be filed and served on the Reorganized Debtors and their counsel and the requesting Professional or other entity no later than 20 days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served. Notwithstanding the foregoing, if the members of the Noteholders' Committee are not appointed as members of the Committee, then the reasonable fees and expenses incurred on or after the Petition Date by Debevoise & Plimpton and Potter Anderson & Corroon, LLP, as co-counsel to the Noteholders' Committee, Houlihan Lokey Howard & Zukin Capital, as financial advisors to the Noteholders' Committee, and such other Noteholders' Committee professionals as may be reasonably acceptable to CEH LLC, pursuant to their respective agree ments entered into prior to, on or subsequent to the Petition Date, shall be paid by the Debtors or the Reorganized Debtors, as the case may be, as Administrative Claims in the ordinary course of the Debtors' businesses, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court. If the Debtors or the Reorganized Debtors and any such professional cannot agree on the amount of fees and expenses to be paid to such party, the amount of fees and expenses shall be determined by the Bankruptcy Court.

                 (ii) Claims Under the DIP Facility. On the Effective Date, all amounts outstanding under the DIP Facility shall be paid in full (1) in Cash or (2) as otherwise may be provided in the DIP Facility.

             (b) Priority Tax Claims. The legal and equitable rights of the Holders of Priority Tax Claims are unaltered by this Plan. On, or as soon as reasonably practicable after, (i) the Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, at the election of the Debtors: (w) to the extent due and owing on the Effective Date, Cash equal to the amount of such Allowed Priority Tax Claim; (x) to the extent not due and owing on the Effective Date, Cash when and as such Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof; (y) such other treatment as to which the Debtors or the Reorganized Debtors and the Holder of such Claim shall have agreed upon in writing; or (z) such other treatment in any other manner such that the Claim will not be impaired under section 1124 of the Bankruptcy Code, including payment in accordance with the provisions of section 1129(a)(9)(C) of the Bankruptcy Code over a period of not more than six (6) years from the date of assessment of any such Priority Tax Claim.

              (c) Indenture Trustee Claims. The Indenture Trustee shall be granted, pursuant to Bankruptcy Code section 503(b), an Allowed Administrative Claim for its reasonable fees, costs and expenses in performing its duties as Indenture Trustee including, but not limited to, reasonable fees, costs and expenses of its professionals, from the Petition Date (including accrued and unpaid trustees fees as of the Petition Date) through the Effective Date to the extent that such fees and expenses are either (i) not in dispute by the Debtors or (ii) in the event of any such dispute, determined by a Final Order of the Bankruptcy Court. The Reorganized Debtors will pay the reasonable fees, costs and expenses of the Indenture Trustee incurred after the Effective Date in connection with the making of any distribution under the Plan to the extent that such fees and expenses are either (i) not in dispute by the Reorganized Debtors or (ii) in the event of any such dispute, determined by a Final Order of the Bankruptcy Code.

         3.2 Unimpaired Classes of Claims.

             (a) Class 1: Non-Tax Priority Claims. The legal, equitable and contractual rights of the Holders of Class 1 Claims are unaltered by this Plan. On, or as soon as reasonably practicable after, (i) the Distribution Date if such Class 1 Claim is an Allowed Class 1 Claim on the Effective Date or (ii) if such Class 1 Claim is not an Allowed Class 1 Claim on the Effective Date, the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim shall receive in full satisfaction, settlement of and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors: (w) to the extent then due and owing, Cash in an amount equal to such Allowed Class 1 Claim; (x) to the extent not then due and owing, Cash when and as such Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof; (y) such other treatment as to which the Holder of such Claim and the Debtors or Reorganized Debtors agree in writing; or (z) such other treatment in any other manner such that the Claim will not be impaired under section 1124 of the Bankruptcy Code.

             (b) Class 2: Other Secured Claims. The legal, equitable and contractual rights of the Holders of Class 2 Claims are unaltered by this Plan. On, or as soon as reasonably practicable after, (i) the Distribution
Date if such Class 2 Claim is an Allowed Class 2 Claim on the Effective Date or (ii) if such Class 2 Claim is not an Allowed Class 2 Claim on the Effective Date, the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim shall receive in full satisfaction, settlement of and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors: (w) to the extent then due and owing, Cash in an amount equal to such Allowed Class 2 Claim; (x) to the extent not then due and owing, Cash when and as such Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof; (y) such other treatment as to which the Holder of such Claim and the Debtors or Reorganized Debtors agree in writing; or (z) such other treatment in any other manner such that the Claim will not be impaired under section 1124 of the Bankruptcy Code.

             (c) Class 3: Unimpaired Unsecured Claims. The legal, equitable and contractual rights of the Holders of Class 3 Claims are unaltered by this Plan. On, or as soon as reasonably practicable after, (i) the Distribution
Date if such Class 3 Claim is an Allowed Class 3 Claim on the Effective Date or (ii) if such Class 3 Claim is not an Allowed Class 3 Claim on the Effective Date, the date on which such Class 3 Claim becomes an Allowed Class 3 Claim, each Holder of an Allowed Class 3 Claim shall receive in full satisfaction, settlement of and in exchange for, such Allowed Class 3 Claim, at the election of the Debtors: (w) to the extent then due and owing, Cash in an amount equal to such Allowed Class 3 Claim; (x) to the extent not then due and owing, Cash when and as such Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof; (y) such other treatment as to which the Holder of such Claim and the Debtors or Reorganized Debtors agree in writing; or (z) such other treatment in any other manner such that the Claim will not be impaired under section 1124 of the Bankruptcy Code.

             (d) Class 4: Prepetition Lender Claims. The legal, equitable and contractual rights of the Holders of Class 4 are unimpaired by the Plan. On the Effective Date, each Holder of an Allowed Class 4 Claim shall receive in full satisfaction, settlement of and in exchange for, such Allowed Class 4 Claim, Cash in the Allowed amount of such Holder's Allowed Class 4 Claim, and all letters of Credit Issued under the Prepetition Credit Agreement will be cancelled and returned to the Agent. Without limiting the foregoing provisions of this 3.2 (d), and notwithstanding in this Plan (including Section 10.3 of the Plan) or in the Confirmation Order to the contrary, the Debtors indemnification obligations under the Prepetition Credit Agreement (including
Section 10.3 thereof) shall survive the Effective Date, shall not be discharged, and shall continue to be enforceable in accordance with the terms of the Prepetition Credit Agreement against the Reorganized Debtors.

             (e) Class 5: Prepetition Senior Unsecured Note Claims. The legal, equitable and contractual rights of the Holders of Class 5 are unimpaired by the Plan. On the Distribution Date, each Holder of an Allowed Class 5 Claim shall receive in full satisfaction, settlement of and in exchange for, such Allowed Class 5 Claim, Cash in the Allowed amount of such Holder's Allowed Class 5 Claim.

         3.3 Impaired Classes of Claims.

             (a) Class 6: Sub Debt Claims. On the Distribution Date, each Holder of an Allowed Class 6 Claim shall receive, in full satisfaction, settlement of and in exchange for, its Allowed Class 6 Claim, either (i) the Sub Debt Equity Consideration, subject to, among other things, the terms of the Indemnity Agreement if such Holder makes an Equity Election on its Ballot or (ii) the Sub Debt Cash Consideration if such Holder makes a Cash Election on its
Ballot; provided, however, that any Holder of an Allowed Class 6 Claim that fails to submit a Ballot making a timely and valid Equity Election as provided for in the Merger Agreement shall receive the Sub Debt Cash Consideration.

             (b) Notwithstanding the foregoing, in the event of an Equity Election Shortfall, each Bondholder who has validly made or is deemed to have made a Cash Election shall be deemed to have made (i) an Equity Election with respect to an amount of such Bondholder's Sub Debt Claims equal to the product of (A) the amount of the Equity Election Shortfall and (B) the quotient of (I) the aggregate amount of Sub Debt Claims held of record as of the Record Date by such Bondholder (either directly or through such Bondholder's Holder Representative) over (II) the amount of Sub Debt Claims held of record as of the Record Date by all Bondholders (either directly or through their Holder Representatives) who validly made or have been deemed to have made Cash Elections and (ii) a Cash Election with respect to an amount of Sub Debt Claims equal to the amount of Sub Debt Claims held of record as of the Record Date by such Bondholder (either directly or through such Bondholder's Holder Representative) less the amount in (i), as set forth in the Merger Agreement.

         3.4 Impaired Classes of Interests and Subordinated Claims.

             (a) Class 7: Subordinated Claims. The Holders of Subordinated Claims shall not receive or retain any distribution on account of such Subordinated Claims.

             (b) Class 8: Old Equity Interests. On the Effective Date, the Old Equity Interests will be cancelled and the Holders of Old Equity Interests shall not receive any distribution or retain any Interests on account of such Old Equity Interests.

         3.5 Special Provision Regarding Claims. Except as otherwise provided in this Plan, nothing shall affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Claims.

                                  ARTICLE IV

                      ACCEPTANCE OR REJECTION OF THE PLAN

         4.1 Impaired Classes of Claims Entitled to Vote. Only Claims in Class 6 are both Impaired and entitled to receive a distribution in respect of such Claims under the Plan, and thus only Holders of Claims in Class 6 are entitled to vote to accept or reject the Plan.

         4.2 Acceptance by an Impaired Class. In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject this Plan.

         4.3 Presumed Acceptances by Unimpaired Classes. Classes 1, 2, 3, 4 and 5 are Unimpaired Claims under this Plan. Under section 1126(f) of the Bankruptcy Code, Holders of such Claims are conclusively presumed to accept this Plan, and the votes of the Holders of such Claims will not be solicited.

         4.4 Classes Deemed to Reject Plan. Holders of Interests or Claims, as the case may be, in either of Class 7 or 8 are deemed to have rejected the Plan. Under section 1126(g) of the Bankruptcy Code, the votes of the Holders of such Interests or Claims will not be solicited.

         4.5 Summary of Classes Voting on the Plan. As a result of the provisions of Sections 4.3 and 4.4 of this Plan, only the votes of Holders of Claims in Class 6 will be solicited with respect to this Plan.

         4.6 Cramdown. The Debtors hereby request that, to the extent necessary, the Bankruptcy Court confirm this Plan under section 1129(b) of the Bankruptcy Code.


                                   ARTICLE V

                     MEANS FOR IMPLEMENTATION OF THE PLAN

         5.1 General Features of the Plan. This Plan is based on a merger of Aurora with Pinnacle Foods (with Aurora as the surviving entity) and the issuance or payment (as applicable) to the holders of the Sub Debt of (i) Cash or (ii) interests in Bondholder Trust which will hold interests in CEH LLC which, in turn, will indirectly own Mergco Stock, as set forth in the Merger Agreement.

         5.2 Substantive Consolidation for Purposes of Treating Impaired
Claims.

             (a) Substantive Consolidation. This Plan contemplates and is predicated upon entry of an order substantively consolidating the Debtors for the purposes of the treatment of all Claims under this Plan, including for voting, confirmation and distribution purposes. On the Effective Date, (i) all guarantees of either Debtor of the payment, performance or collection of the other Debtor with respect to Claims shall be deemed eliminated and cancelled,
(ii) any obligation of either Debtor and all guarantees with respect to Claims thereof executed by the other Debtor shall be treated as a single obligation and an obligation of both Debtors, and all multiple Impaired Claims against such entities on account of such joint obligations shall be treated and Allowed only as a single Impaired Claim against the consolidated Debtors,
(iii) no distributions shall be made under the Plan on account of Intercompany Claims between the Debtors, and (iv) each Claim Filed or to be Filed against either Debtor shall be deemed Filed against the consolidated Debtors and shall be deemed a single Claim against and a single obligation of the consolidated Debtors. On the Effective Date, and in accordance with the terms of this Plan and the consolidation of the assets and liabilities of the Debtors, all Claims based upon guarantees of collection, payment or performance made by either Debtor as to the obligations of the other Debtor shall be released and of no further force and effect. Except as set forth in this Section 5.2, such substantive consolidation shall not (other than for purposes related to this Plan) (i) affect the legal and corporate structures of the Reorganized Debtors, subject to the right of the Debtors or the Reorganized Debtors to effect the Restructuring Transactions as provided in Section 5.3 of this Plan,
(ii) cause either Debtor to be liable for any Impaired Claim or Unimpaired Claim under this Plan for which it otherwise is not liable, and the liability for any such Claim shall not be affected by such substantive consolidation,
(iii) affect Intercompany Claims of either Debtor against the other Debtor,
(iv) affect Interests in Sea Coast, (v) affect any obligations under any leases or contracts assumed in this Plan or otherwise subsequent to the Filing of the Chapter 11 Cases or (vi) affect any obligations to pay quarterly fees to the United States Trustee. On the Effective Date, the Intercompany Claims of either Debtor against the other Debtor shall be reinstated or discharged and satisfied at the option of the Reorganized Debtors by contributions, distributions or otherwise. On the Effective Date, except as otherwise expressly provided for in this Plan, the Interests in Sea Coast shall remain outstanding and owned by Reorganized Aurora.

             (b) Substantive Consolidation Order. Unless the Bankruptcy Court has approved the substantive consolidation of the Chapter 11 Cases by a prior order, this Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors as provided in Section 5.2(a) hereof. If no objection to substantive consolidation is timely Filed and served by any Holder of a Claim affected by this Plan as provided herein on or before the deadline for objection to confirmation of this Plan, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. If any such objections are timely Filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing may, but is not required to, coincide with the Confirmation Hearing.

         5.3 Cancellation of Notes, Instruments, Debentures and Old Equity. On the Effective Date, except as otherwise provided for herein, (a) the Prepetition Senior Secured Notes, Prepetition Senior Unsecured Notes, Sub Debt, Old Equity, any other notes, bonds (with the exception of surety bonds outstand ing), indentures or other instruments or documents evidencing or creating any indebtedness or any obligations of a Debtor that are Impaired under this Plan shall be cancelled, and (b) the obligations of the Debtors under any agreements, indentures or certificates of designation governing the Prepetition Senior Secured Notes, Prepetition Senior Unsecured Notes, Sub Debt, Old Equity and any other notes, bonds (with the exception of surety bonds outstanding), indentures or other instruments or documents evidencing or creating any indebtedness or any obligations of a Debtor that are Impaired under this Plan shall be discharged; provided that the indentures for the Sub Debt shall be deemed to survive the Effective Date solely to effectuate distributions to be made to Holders of Sub Debt as provided in the Plan, and to enforce the rights, duties, charging liens and administrative functions of the Indenture Trustees as provided in the indentures for the Sub Debt and in the Plan. As of the Effective Date, all Old Equity that has been authorized to be issued but that has not been issued shall be deemed cancelled and extinguished without any further action of any party.

         5.4 Cancellation of Liens. Except as otherwise provided in the Plan, on the Effective Date, any Lien securing any Secured Claim shall be deemed released, and the Person holding such Secured Claim shall be authorized and directed to release any collateral or other property of any Debtor (including without limitation, any cash collateral) held by such Person and to take such actions as may be requested by such Debtor to evidence the release of such Lien, including, without limitation, the execution, delivery and filing or recording of such releases as may be requested by such Debtor.

         5.5 Revesting of Assets. The property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to this Plan, shall revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court.

         5.6 Post-Effective Date Fees and Expenses. From and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of the professional Persons thereafter incurred by the Reorganized Debtors related to the implementation and consummation of the Plan, including, without limitation, the reasonable fees and expenses of Professionals retained by the Committee.

         5.7 Merger Agreement. On the Effective Date, without any requirement of further action by security holders or directors of the Debtors or Reorganized Debtors, the Reorganized Debtors shall be authorized and directed to enter into the Merger Agreement and all related documents contemplated therein, and to consummate the transactions contemplated thereby.

         5.8 Corporate Actions. On the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects (subject to the provisions of the Plan), including, without limitation, the following: (a) the adoption of the Amended Certificate of Incorporation and Bylaws; (b) the issuance of the New Securities; (c) the cancellation of the Old Equity and all other old securities; (d) the execution and the delivery of, and the performance under, each of the Merger Agreement, the Transaction Documents, the Indemnity Agreement and related documents and agreements, the Amended Certificate of Incorporation and Bylaws and all documents and agreements contemplated by or relating to any of the foregoing; and (e) the removal of all members of Aurora's Board of Directors and the election of all members of the Board of Directors of Reorganized Aurora designated pursuant to the Merger Agreement. All matters provided for under the Plan involving the corporate structure of the Debtors or the Reorganized Debtors in any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect pursuant to the Bankruptcy Code, without any requirement of further action by the shareholders or the directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of the Reorganized Debtors are authorized and directed to execute and to deliver the Merger Agreement and related documents and agreements and any other agreements, documents and instruments contemplated by the Plan or the Merger Agreement, the Transaction Documents, the Indemnity Agreement and related documents and agreements in the name and on behalf of the Reorganized Debtors.

         5.9 Sources of Cash for Plan Distributions. Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for Reorganized Debtors to make payments under this Plan shall be obtained from existing Cash balances, the operations of the Debtors and the Reorganized Debtors, the Pinnacle Senior Credit Facility, the High Yield Offering, the proceeds from exercises of the Subscription Rights or from the cash investment made by the New Equity Investors in Pinnacle (via CEH LLC and Holding) under the Equity Commitment Letters.


                                  ARTICLE VI
                      PROVISIONS GOVERNING DISTRIBUTIONS

         6.1 Distributions for Claims Allowed as of the Effective Date. Except as otherwise provided herein or as ordered by the Bankruptcy Court, distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Distribution Date. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Notwithstanding the date on which any distribution of securities is made to a Holder of a Claim that is an Allowed Claim on the Effective Date, as of the date of such distribution, such Holder shall be deemed to have the rights of a Holder of such securities distributed as of the Effective Date. Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made on account of any Allowed Claim or portion thereof that has been satisfied after the Petition Date pursuant to an order of the Bankruptcy Court.

         6.2 Special Provisions Applicable to Distributions in Respect of Allowed Class 6 Claims; Delivery of Instruments. Notwithstanding any contrary provision contained in this Plan, all distributions under this Plan of New Securities to be made in respect of Allowed Class 6 Claims shall be conditioned on the terms and provisions set forth in the Merger Agreement, including the terms and provisions of Article II thereof. Without limiting the foregoing, the following requirements shall apply:

             (a) An Equity Election will be properly made only if the Voting Agent shall have received at its designated office, by 5:00 p.m. New York City time on the Plan Voting Date, a properly completed and signed Election Form and Trust Accession Instrument. A Holder Representative may submit a separate Election Form for each Holder of an Allowed Class 6 Claim for whom such Holder Representative acts as a nominee, trustee or in another representative capacity. Once made, an Equity Election shall be binding upon such Holder and all successors, transferees and assigns thereof, and may not be revoked, rescinded, amended or superceded by any Person.

             (b) The determination of the Debtors, in their sole discretion, which they may delegate in whole or in part to the Voting Agent, shall be conclusive and binding as to whether or not Equity Elections have been timely and properly made pursuant to this Plan and the Merger Agreement. The Debtors may, in their sole discretion, which they may delegate in whole or in part to the Voting Agent, disregard immaterial defects in any Election Form. The decision of the Debtors or Voting Agent in such matters shall be conclusive and binding so long as they have acted in good faith. Neither the Debtors nor the Voting Agent shall be under any obligation to notify any person of any defect in any Election Form submitted to the Voting Agent.

         6.3 Interest on Claims. Unless otherwise specifically provided for in this Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims (other than any Holder of a Class 4 Claim), and no Holder of a Claim (other than a Holder of a Class 4 Claim, or any claim with respect to, or under, the DIP Facility) shall be entitled to interest accruing on or after the Petition Date on any Claim.

         6.4 Distributions by Reorganized Debtors. Other than as specifically set forth below, the Reorganized Debtors or the Disbursing Agent shall make all distributions required to be distributed under this Plan. Distributions on account of Prepetition Lender Claims shall be made to the Prepetition Agent. Distribu tions on account of Sub Debt Claims shall be made to the Exchange Agent. The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by this Plan. The Exchange Agent shall be compensated by the Reorganized Debtors for services rendered from and after the Effective Date in effectuating the distribution on account of Sub Debt Claims as contemplated by the Plan and the surrender and cancellation of the notes and instruments relating to such Claims as contemplated by the Plan and shall be indemnified by the Reorganized Debtors for any loss, liability or expense incurred by it in connection with the performance of such duties to the same extent and in the same manner as provided in the relevant Sub Debt indentures.

         6.5 Delivery of Distributions and Undeliverable or Unclaimed Distributions.

             (a) Delivery of Distributions in General. Distributions to Holders of Allowed Claims shall be made at the addresses set forth in the Debtors' records unless such addresses are superseded by proofs of claim or transfers of claim Filed under Bankruptcy Rule 3001.

             (b) Undeliverable and Unclaimed Distributions.

                 (i) Holding of Undeliverable and Unclaimed Distributions. If the distribution to any Holder of an Allowed Claim is returned to the Disbursing Agent as undeliver able or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Disbursing Agent is notified in writing of such Holder's then current address.

                 (ii) After Distributions Become Deliverable. The Reorganized Debtors or the Disbursing Agent shall make all distributions that have become deliverable or have been claimed since the Distribution Date as soon as practicable after such distribution has become deliverable.

                 (iii) Failure to Claim Undeliverable Distributions. Any Holder of an Allowed Claim that does not assert a Claim under this Plan for an undeliverable or unclaimed distribution within two (2) years after the Effective Date shall be deemed to have forfeited its Claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such Claim for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their property. In such cases, any Cash for distribu tion on account of such Claims for undeliverable or unclaimed distributions shall become the property of the Reorganized Debtors free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary subject to the liens of the Prepetition Lenders. Any Class A Units and Bondholder Trust Interests held for distribution on account of such Claim shall be canceled and of no further force or effect. Nothing contained in this Plan shall require any Disbursing Agent, including, but not limited to, the Reorganized Debtors, to attempt to locate any Holder of an Allowed Claim.

         6.6 Record Date for Distributions. As of the close of business on the Distribution Record Date, the transfer register for the Sub Debt, as maintained by the Debtors, the Indenture Trustee, any other applicable trustee or their respective agents shall be closed and the transfer of such securities or any interest thereon prohibited. The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute only to those Holders of Allowed Claims who are Holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Disbursing Agent and the Reorganized Debtors shall instead be entitled to recognize for all purposes under this Plan only those record holders stated on the official claims register as of the close of business on the Distribution Record Date.

         6.7 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

         6.8 Means of Cash Payment. Payments of Cash made under this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on, or (b) wire transfer from, a domestic bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

         6.9 Withholding and Reporting Requirements. In connection with this Plan and all distributions hereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. All persons holding Claims or Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Notwithstanding any other provision of this Plan, (a) each Holder of an Allowed Claim that is to receive a distribution of any Bondholder Trust Interests under this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of such Holder under this Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations.

         6.10 Setoffs. The Reorganized Debtors may, under section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim (other than a Class 4 Claim or a Class 6 Claim which shall be allowed hereunder without setoff, recoupment, counterclaim or reduction), claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the Holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Holder.

         6.11 Surrender of Canceled Instruments of Securities. As a condition precedent to receiving any distribution under this Plan on account of an Allowed Claim evidenced by the instruments, securities or other documentation canceled under Section 5.3 hereof, the Holder of such Claim shall tender the applicable instruments, securities or other documentation evidencing such Claim to the Reorganized Debtors, in accordance with written instructions to be provided to such Holders by the Reorganized Debtors, unless waived in writing by the Debtors or the Reorganized Debtors. Any Cash or Bondholder Trust Interests to be distributed under this Plan on account of any such Claim shall, pending such surrender, be treated as an undeliverable distribution under Section 6.5 hereof.

             (a) Sub Debt. Each Holder of a Sub Debt Claim shall tender any instruments relating to such Claim to the Exchange Agent in accordance with
Section 3.8 of the Merger Agreement and the written instructions to be provided to such Holders by the Reorganized Debtors or the Indenture Trustee as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Sub Debt will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Sub Debt with a letter of transmittal and, as applicable, Trust Accession Instrument in accordance with such instructions. All surrendered Sub Debt shall be marked as canceled.

             (b) Failure to Surrender Canceled Instruments. Subject to Section
6.12 hereof, any Holder of a Prepetition Lender Claim, Prepetition Senior Unsecured Note Claim or Sub Debt Claim that fails to surrender or is deemed to have failed to surrender the applicable notes or instruments relating to such Claim required to be tendered hereunder within two (2) year after the Effective Date shall have its Claim and its distribution under this Plan on account of such Prepetition Lender Claim, Prepetition Senior Unsecured Note Claim or Sub Debt Claim discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property. In such cases, any Cash or New Securities held for distribution on account of such Claim shall be disposed of under Section 6.5 hereof.

         6.12 Lost, Stolen, Mutilated or Destroyed Debt Securities. In addition to any requirements under the Prepetition Credit Agreement, Prepetition Senior Unsecured Notes, Sub Debt or any other applicable agreement, any Holder of a Claim evidenced by a Prepetition Senior Secured Note, Prepetition Senior Unsecured Note, Sub Debt or any other applicable instrument, certificate or agreement that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Prepetition Senior Secured Notes, Prepetition Senior Unsecured Notes, Sub Debt (subject to Section 6.11 of this Plan) or any other applicable agreement, deliver to the Reorganized Debtors (a) evidence reasonably satisfactory to the Reorganized Debtors of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by Reorganized Debtors to hold the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim. Upon compliance with this Article VI by a Holder of a Claim evidenced by a Prepetition Senior Secured Note, Prepetition Senior Unsecured Note, Sub Debt or any other applicable agreement, such Holder shall, for all purposes under this Plan, be deemed to have surrendered such note, debenture or equity.

         6.13 Tax Effects. Notwithstanding anything to the contrary contained herein, for federal income tax purposes, the Bondholders who receive distributions of Bondholder Trust Interests pursuant to the Plan shall be deemed to have exchanged their Sub Debt for common stock of Reorganized Aurora and then shall be deemed to have contributed such common stock to Bondholder Trust. Bondholder Trust shall be deemed to have then contributed such stock to CEH LLC and CEH LLC shall be deemed to have then contributed such stock to Holding.

                                  ARTICLE VII

                       TREATMENT OF EXECUTORY CONTRACTS
                             AND UNEXPIRED LEASES

         7.1 Assumption of Executory Contracts and Unexpired Leases. On the Effective Date, all executory contracts or unexpired leases of the Reorganized Debtors will be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for the St. Louis Leases, which will be rejected pursuant to this Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejection under sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed under this Article VII shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

         7.2 Rejection of the St. Louis Leases. The Debtors will reject (1) the Office Lease Agreement dated June 7, 2001 between the Debtors and Duke Realty Limited Partnership for real property located at 11432 Lackland Road, Suites 200 and 300, Maryland Heights, Missouri 63146, as amended April 24, 2002 as of May 31, 2004 and (2) the Office Lease Agreement dated June 7, 2001 between the Debtors and Duke-Weeks Realty Limited Partnership for real property located at 2067 Westport Center Drive, St. Louis, Missouri 63146 as of June 30, 2004. The Debtors will pay in full all Claims resulting from the rejection of the St. Louis Leases, subject to the limits set forth in Bankruptcy Code section 502(b)(6).

         7.3 Claims Based on Rejection of Unexpired Leases. All proofs of claim with respect to Claims arising from the rejection of St. Louis Leases, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of the St. Louis Leases not Filed within such time will be forever barred from assertion against the Debtors or Reorganized Debtors, their Estates or property unless otherwise ordered by the Bankruptcy Court or provided for in this Plan.

         7.4 Cure of Defaults of Assumed Executory Contracts and Unexpired Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed under this Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding (a) the amount of any cure payments, (b) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

         7.5 Indemnification of Directors, Officers and Employees. Except as otherwise expressly provided herein, the obligations of the Debtors to indemnify any person or entity serving at any time on or before the Effective Date as one of their directors, officers or employees by reason of such person's or entity's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents or by a written agreement with the Debtors or the applicable state's general corporation law, each as applicable, shall be deemed and treated as executory contracts that are assumed by the Debtors under this Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such assumed indemnification obligations shall be treated as Unimpaired Unsecured Claims and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

         7.6 Compensation and Benefit Programs. Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans are treated as executory contracts under this Plan and on the Effective Date will be assumed under the provisions of sections 365 and 1123 of the Bankruptcy Code.


                                 ARTICLE VIII

                      PROCEDURES FOR RESOLVING DISPUTED,
                      CONTINGENT AND UNLIQUIDATED CLAIMS

         8.1 Prosecution of Objections. The Debtors and the Reorganized Debtors shall be authorized to, and shall, resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction the validity, nature and/or amount thereof.

         8.2 No Distributions Pending Allowance. Notwithstanding any other provision of this Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.


                                  ARTICLE IX

                   CONFIRMATION AND CONSUMMATION OF THE PLAN

         9.1 Conditions to Confirmation. The Bankruptcy Court shall not enter the Confirmation Order unless and until the Confirmation Order shall be acceptable in form and substance to the Debtors, the Sub Debt Group and CEH LLC. Without limiting the foregoing, the Confirmation Order shall:

             (a) find and determine that Classes 1, 2, 3, 4, and 5 are not entitled to vote on the Plan because they are deemed to have accepted the Plan;

             (b) find and determine that Classes 7 and 8 are not entitled to vote on the Plan because they are deemed to have rejected the Plan;

             (c) decree that the Plan and the Confirmation Order shall supersede any Bankruptcy Court orders issued prior to the Effective Date that are inconsistent with the Plan or the Confirma tion Order;

             (d) confirm the Plan and authorize the implementation of the Plan in accordance with its terms, including, without limitation, the execution and delivery of the agreements and instruments entered into pursuant to the Plan (including, without limitation, the Merger Agreement and the agreements and instruments to be executed and delivered therewith);

             (e) issue the injunctions and authorize the issuance of the releases and exculpa tions as set forth in the Plan effective on the Effective Date; and

             (f) find and determine that the Debtors, the Sub Debt Group, the New Equity Investors and CEH LLC have acted in good faith with respect to the formulation, the solicitation, and confirmation of the Plan, pursuant to section 1125(c) of the Bankruptcy Code;

             (g) decree that, on the Effective Date, the transfers of assets by any Debtor contemplated by the Plan (i) are or will be legal, valid and effective transfers of property, (ii) vest or will vest in the transferee good title to such property fee and clear of all Claims, Interests and Liens, except those provided for in the Plan or the Confirmation Order, (ii) do not or will not constitute fraudulent conveyances under any applicable law and
(iv) do not and will not subject any Debtor, the Reorganized Debtors or property so transferred to any liability by reason of such transfer under applicable law or any theory of law including, without limitation, any theory of successor or transferee liability.

             (h) authorize and direct the Debtors to take all actions necessary or appropriate to enter into, implement and consummate the contracts, instruments, releases, leases, indentures and other agreements or documents created in connection with this Plan and the Merger Agreement;

             (i) provide that the provisions of the Confirmation Order are nonseverable and mutually dependent;

             (j) find and determine that the New Securities issued under this Plan in exchange for Claims against the Debtors and upon the exercise by a Holder of Sub Debt of a Subscription Right are exempt from registration under the Securities Act under section 1145 of the Bankruptcy Code.

         9.2 Conditions to Effective Date. The following are conditions precedent to the occurrence of the Effective Date:

             (a) The Confirmation Order confirming this Plan, as such Plan may have been modified, shall have been entered and become a Final Order in form and substance satisfactory to the Debtors, the Sub Debt Group and CEH LLC.

             (b) All documents related to, provided for therein or contemplated by the Merger Agreement, including the Transaction Documents, the CEH LLC Members Agreement, the CEH LLC Operating Agreement and the Indemnity Agreement shall have been executed and delivered, and all conditions precedent thereto shall have been satisfied.

             (c) The Amended Certificate of Incorporation and By-Laws, shall have been executed and delivered and, as necessary, shall have been Filed with the applicable authority of Aurora's jurisdiction of incorporation in accordance with such jurisdiction's corporation laws.

             (d) All other conditions to Closing specified in the Merger Agreement shall have been satisfied or waived by the appropriate parties in accordance with the terms of the Merger Agreement.

         9.3 Waiver of Conditions. Each of the conditions set forth in Section
9.2 of this Plan may be waived in whole or in part by the Debtors, CEH LLC, and the Sub Debt Group to the extent permitted by the Merger Agreement without any notice to parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive a condition to the Effective Date may be asserted by the Debtors or the Reorganized Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by a Debtor or Reorganized Debtor). The failure of a Debtor or Reorganized Debtor to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

         9.4 Consequences of Non-Occurrence of Effective Date. If the Effective Date does not occur because the Merger Agreement is terminated or otherwise, then upon motion by the Debtors and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the filing of such motion, the Confirmation Order may not be vacated if the Effective Date occurs before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated under this Section 9.4, (a) this Plan shall be null and void in all respects; (b) any settlement of Claims provided for hereby shall be null and void without further order of the Bankruptcy Court; (c) the time within which the Debtors may assume and assign or reject all executory contracts and unexpired leases shall be extended for a period of ninety (90) days after the date the Confirmation Order is vacated, or such later period as the Bankruptcy Court may set; and (d) if applicable, the Debtors shall pay the Break-Up Payment to CEH LLC as provided in Section 12.2(b) of the Merger Agreement.


                                   ARTICLE X

                          EFFECT OF PLAN CONFIRMATION

         10.1 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims and Interests and their respective successors and assigns, including, but not limited to, the Reorganized Debtors.

         10.2 Releases. On the Effective Date, as of the Confirmation Date for good and valuable consideration, the adequacy of which is hereby confirmed, the Debtors and Reorganized Debtors in their individual capacities and as debtors in possession will be deemed to release forever, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered in connection with this Plan) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen, or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, this Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors or their Estates or the Reorganized Debtors against the directors or officers of the Debtors, the Agent and the Lenders under the Prepetition Credit Agreement, the Agent and the Lenders under the DIP Facility, the members of the Sub Debt Group, CEH LLC, Pinnacle Foods, the New Equity Investors and their respective affiliates, members, managers, shareholders, partners, representa tives, employees, attorneys or agents as of the Petition Date and thereafter.

         10.3 Discharge of Claims and Termination of Interests. Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Claims (other than those Claims that are Unimpaired Claim under this Plan) of any nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained under this Plan on account of such Claims. Upon the Effective Date, the Debtors, and each of them, shall be deemed discharged and released under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims (other than Claims that are not Impaired), including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, and the Interests shall be terminated.

         10.4 Preservation of Rights of Action; Settlement of Litigation
Claims.

              (a) Preservation of Rights of Action. Except as otherwise provided in this Plan, the Confirmation Order or in any document, instrument, release or other agreement entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors and their Estates shall retain the Litigation Claims. The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any or all of the Litigation Claims. Notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not File, commence or pursue any claim, right or cause of action under sections 544 through 550 of the Bankruptcy Code;
provided, however, that, notwithstanding any statute of limitations
(including, without limitation, section 546 of the Bankruptcy Code), the Debtors and Reorganized Debtors shall have the right to assert or raise such causes of action (i) as defenses or counterclaims (up to the amount asserted in the Claims against the Debtors) and (ii) in connection with the Claims objection process, in which case such causes of action can be raised as an objection to a Claim and not as defenses or counterclaims.

             (b) Settlement of Litigation Claims. At any time after the Confirmation Date and before the Effective Date, notwithstanding anything in this Plan to the contrary, and subject to the terms of the Merger Agreement, the Reorganized Debtors may settle any or all of the Litigation Claims with the approval of the Bankruptcy Court under Bankruptcy Rule 9019. After the Effective Date, the Reorganized Debtors may compromise and settle any Claims against them and claims they may have against other persons without approval from the Bankruptcy Court.

         10.5 Exculpation and Limitation of Liability. None of the Debtors, the Reorganized Debtors, the Agent and the Lenders under the Prepetition Credit Agreement, the Agent and the Lenders under the DIP Facility, the members of the Sub Debt Group, the New Equity Investors, CEH LLC or Pinnacle Foods nor any of their respective present or former members, officers, directors, employees, advisors or attorneys shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or an Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of, the Chapter 11 Case, formulating, negotiating or implementing this Plan, the solicitation of acceptances of this Plan, the pursuit of confirmation of this Plan, the confirmation of this Plan, the consummation of this Plan or the administration of this Plan or the property to be distributed under this Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

         10.6 Term of Bankruptcy Injunction or Stays. All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         10.7 Termination of Subordination Rights and Settlement of Related Claims. The classification and manner of satisfying all Claims and Interests under this Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code or otherwise. All subordination rights that a Holder of a Claim or Interest may have with respect to any distribution to be made under this Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined, except as set forth herein. Accordingly, distributions under this Plan to Holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.


                                  ARTICLE XI

                           RETENTION OF JURISDICTION

         Under sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

             (a) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

             (b) Grant or deny any applications for allowance of compensation or reimburse ment of expenses authorized under the Bankruptcy Code or this Plan for periods ending on or before the Effective Date;

             (c) Resolve any matters related to the assumption and assignment of, or rejection of, any executory contract or unexpired lease to which any Debtor is a party or with respect to which any Debtor or the Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

             (d) Ensure that distributions to Holders of Allowed Claims are accomplished under the provisions of this Plan;

             (e) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

             (f) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

             (g) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of this Plan or any contract, instrument, release or other agreement or document that is executed or created under this Plan, or any entity's rights arising from or obligations incurred in connection with this Plan or such documents;

             (h) Modify this Plan before or after the Effective Date under section 1127 of the Bankruptcy Code or modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;

             (i) Hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under sections 330, 331, 503(b), 1103 and 1129(c)(9) of the Bankruptcy Code, provided, however, that from and after the Effective Date the payment of fees and expenses of the Reorganized Debtors, including counsel fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

             (j) Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;

             (k) Hear and determine causes of action by or on behalf of the Debtors or the Reorganized Debtors;

             (l) Hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

             (m) Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or distributions under this Plan are enjoined or stayed;

             (n) Determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement, or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

             (o) Enforce all orders, judgments, injunctions, releases, exculpations, indemnifica tions and rulings entered in connection with the Chapter 11 Cases;

             (p) Hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date and (ii) the activities of the Reorganized Debtors;

             (q) Hear and determine disputes with respect to compensation of the Reorganized Debtors' professional advisors;

             (r) Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under the Bankruptcy Code; and

             (s) Enter an order closing the Chapter 11 Cases.


                                  ARTICLE XII

                           MISCELLANEOUS PROVISIONS

         12.1 Effectuating Documents and Further Transactions. Each of the Debtors or the Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of this Plan and any notes or securities issued under this Plan.

         12.2 Corporate Action. Before, on or after the Effective Date (as appropriate), all matters expressly provided for under this Plan that would otherwise require approval of the stockholders or directors of one or both of the Debtors or the Reorganized Debtors shall be deemed to have occurred and shall be in effect before, on or after the Effective Date (as appropriate) under the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

         12.3 Exemption from Transfer Taxes. Under section 1146(c) of the Bankruptcy Code (a) the issuance, transfer or exchange of notes or equity securities under this Plan; (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with, this Plan, including, without limitation, any merger agreements; agreements of consolidation, restructuring, disposition, liquidation or dissolution; deeds; bills of sale; and transfers of tangible property, will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax. Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property approved by the Bankruptcy Court on or before the Effective Date, shall be deemed to have been in furtherance of, or in connection with, this Plan.

         12.4 Bar Dates for Administrative Claims. The Confirmation Order will establish an Administrative Claims Bar Date for filing Administrative Claims, except for Claims under the DIP Facility as provided in Section 3.1(a)(ii) of this Plan, which date will be forty-five (45) days after the Effective Date. Holders of asserted Administrative Claims not paid before the Confirmation Date shall submit proofs of claim on or before such Administrative Claims Bar Date or forever be barred from doing so. The notice of Confirmation to be delivered under Bankruptcy Rules 3020(c) and 2002(f) will set forth such date and constitute notice of this Administrative Claims Bar Date. The Debtors and the Reorganized Debtors shall have forty-five (45) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

         12.5 Payment of Statutory Fees. All fees payable under section 1930 of title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

         12.6 Amendment or Modification of the Plan. Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, the Debtors reserve the right to alter, amend or modify this Plan, as set forth in the Merger Agreement, at any time before or after the Confirmation Date but before the substantial consummation of this Plan. A Holder of a Claim that has accepted this Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such Holder.

         12.7 Severability of Plan Provisions. If, before the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, on application of the Debtors (which shall have been consented to in advance of such application by CEH LLC) the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable under its terms.

         12.8 Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Debtors and their respective successors and assigns, including, without limitation, the Reorganized Debtors. The rights, benefits and obligations of any entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

         12.9 Revocation, Withdrawal or Non-Consummation. The Debtors reserve the right to revoke or withdraw this Plan as to one or both of the Debtors before the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw this Plan as to one or both of the Debtors, or if confirmation or consummation as to one or both of the Debtors does not occur, then, with respect to such Debtors, (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or unexpired leases affected by this Plan, and any document or agreement executed under this Plan, shall be deemed null and void and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other person,
(ii) prejudice in any manner the rights of such Debtors or any other person or
(iii) constitute an admission of any sort by the Debtors or any other person.

         12.10 Section 1125(e) of the Bankruptcy Code. As of the Confirmation Date, the Debtors, the members of the Sub Debt Group, the New Equity Investors and CEH LLC shall be deemed to have solicited acceptances hereof in good faith and in compliance with the applicable provisions of the Bankruptcy Code. As of the Confirmation Date, the Debtors, the members of the Sub Debt Group, the New Equity Investors and CEH LLC and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys, and other professionals shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the New Securities hereunder, and therefore are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections hereof or the offer and issuance of New Securities hereunder.

         12.11 Notice. All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

                AURORA FOODS INC.
                11432 Lackland Road
                St. Louis, Missouri 63146
                Telephone:  (314) 801-2300
                Facsimile:  (314) 801-2550
                Attn:  Richard A. Keffer, Esq.

                with a copy to:

                SKADDEN, ARPS, SLATE, MEAGHER
                    & FLOM LLP
                Four Times Square
                New York, New York 10036
                Telephone:  (212) 735-3000
                Facsimile:  (212) 735-2000
                Attn:  Sally McDonald Henry, Esq.

         12.12 Governing Law. Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or supplement to this Plan provides otherwise, the laws of (a) the State of Delaware shall govern the construction and implementation of this Plan and any agreements, documents and instruments executed in connection with this Plan and (b) the laws of the state of incorporation of each Debtor shall govern corporate governance matters with respect to such Debtor, in either case without giving effect to the principles of conflicts of law of such jurisdiction.

         12.13 Tax Reporting and Compliance. The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.

         12.14 Exhibits and Supplements. All exhibits and supplements to this Plan, including the Exhibits and Plan Supplements, are incorporated and are a part of this Plan as if set forth in full herein.

         12.15 Filing of Additional Documents. On or before substantial consummation of this Plan, the Debtors shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.


Dated:  Wilmington, Delaware
        January 9, 2004

                                            Respectfully submitted,


                                            AURORA FOODS INC. ET AL.

                                            /s/Ronald B. Hutchison
                                            -----------------------------
                                            Ronald B. Hutchison
                                            Chief Restructuring Officer and
                                            Assistant Secretary